Exhibit (p)(8)

Quantum Capital

CODE OF ETHICS

This Code of Ethics is based on the principle that you, as a supervised person, access person, or administrative staff member of QUANTUM CAPITAL MANAGEMENT, owe a fiduciary duty to our clients for which QUANTUM CAPITAL MANAGEMENT serves as an advisor. This code is to protect the interests of both clients and advisers by demanding that advisory personnel perform their duties with complete propriety and do not take advantage of their position. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of our advisory clients. Failure to abide by this code will result in disciplinary action, including termination of employment. At all times, you must:

Place the interests of our Advisory Clients first:

As a fiduciary, you must avoid serving your personal interests ahead of the interests of our advisory clients. You may not cause an advisory client to take action, or not to take action, for your personal benefit rather than the benefit of the advisory client.

Conduct all of your personal securities transactions in full compliance with this Code:

QCM and persons associated with QCM (“Associated Persons”) are permitted to buy or sell securities that it also recommends to clients consistent with QCM’s policies and procedures.

QCM has adopted a code of ethics that sets forth the standards of conduct expected of its associated persons and requires compliance with applicable securities laws (“Code of Ethics”). In accordance with Section 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), its Code of Ethics contains written policies reasonably designed to prevent the unlawful use of material non-public information by QCM or any of its associated persons. The Code of Ethics also requires that certain of QCM’s personnel (called “Access Persons”) report their personal securities holdings and transactions and obtain pre-approval of certain investments such as initial public offerings and limited offerings.

Unless specifically permitted in QCM’s Code of Ethics, none of QCM’s Access Persons may effect for themselves or for their immediate family (i.e., spouse, minor children, and adults living in the same household as the Access Person) any transactions in a security which is being actively purchased or sold, or is being considered for purchase or sale, on behalf of any of QCM’s clients, with market capitalization of less than 10 billion.

When QCM is purchasing or considering for purchase any security on behalf of a client, no Access Person may effect a transaction in that security prior to the completion of the purchase or until a decision has been made not to purchase such security. Similarly, when QCM is selling or considering the sale of any security on behalf of a client, no Access Person may effect a transaction in that security prior to the completion of the sale or until a decision has been made not to sell such security. These requirements are not applicable to: (i) direct obligations of the Government of the United States; (ii) money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short- term debt instruments, including repurchase agreements; (iii) shares issued by mutual funds or money market funds; (iv) shares issued by unit investment trusts that are invested exclusively in one or more mutual funds and (v) securities that have a market capitalization of more than $10 billion.

QUANTUM CAPITAL MANAGEMENT encourages you and your family to develop personal investment programs. However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Investment opportunities must be offered first to clients before you may act on them except as stated in the Compliance Manual under Code of Ethics Policy. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading of Personal Securities Transactions.

Avoid taking inappropriate advantage of your position:

The receipt of investment opportunities, gifts, or gratuities from persons seeking business with QUANTUM CAPITAL MANAGEMENT directly or on behalf of an advisory client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Fiduciary Duties to Clients.

Fiduciary Duty to Clients

QUANTUM CAPITAL MANAGEMENT Advisors, as fiduciaries, must always place their client’s interests first and foremost, and treat all clients fairly and equally. Investment Advisors must abide by applicable federal securities laws and comply with the Investment Advisers Act and regulations thereunder. Investment Advisors are subject to Section 206 of the Act, which makes it unlawful for an advisor to engage in fraudulent, manipulative or deceptive conduct. The intent is to eliminate conflicts of interest and to prevent an advisor from taking advantage of a client’s trust. Pages 19 and 20 of the SEC Inspection Manual describe an advisor’s fiduciary responsibility as:

{Unlike the... (other federal securities laws), the Adviser’s Act does not require a transaction to have occurred for actionable fraud to be committed. An investment adviser is a fiduciary who owes his clients undivided loyalty, and is prohibited from engaging in activity in conflict with the interest of any client. A breach of an adviser’s fiduciary obligations constitutes a violation of the antifraud provisions of the Adviser’s Act. This fiduciary obligation imposes on an adviser a duty to deal fairly and act in the best interest of its clients. Such duty imposes upon an investment adviser numerous responsibilities including the duty to render disinterested and impartial advice; to make suitable recommendations to clients in light of their needs, financial circumstances and investment objectives; to exercise a high degree of care to insure that adequate and accurate representations and other information about securities are presented to clients; and, to have an adequate basis in fact for its recommendations, representations, and projections.}

The following are specific fiduciary obligations QUANTUM CAPITAL MANAGEMENT Advisors have with regard to clients:

•	Suitability of advice for each client;

•	Loyalty and honesty to client;

•	Refraining from personal transactions that are inconsistent with client interests;

•	Prohibit inappropriate favoritism of one client over another client;

•	Responsibility for providing reasonable, independent advice to clients;

•	Maintain confidentiality of all client information concerning the identity of security holdings and financial circumstances

Best Execution for Client Transactions

Federal law requires the Firm to deal fairly and honestly with clients and it is our fiduciary obligation to use our “best efforts” to obtain the most favorable execution for each transaction executed on behalf of our client accounts. Therefore, the Firm has adopted standards to monitor and ensure compliance with Federal law and our fiduciary obligation with respect to executing discretionary trades on behalf of clients.

Generally, clients grant Quantum limited discretionary trading authority over their assets. This limited discretionary trading authority permits the Firm to make investment decisions within the parameters of each client’s established investment guidelines and allows Quantum to choose the:

1.	Types of investments;

2.	The timing of any buys or sells;

3.	The broker-dealer to be used in the transaction;

4.	The commission rate to be paid to the broker-dealer that executes the transaction

Quantum monitors available broker-dealer institutional platforms and custodial services in order to provide its clients with the best basket of capabilities and services.

Equity Transactions

From time to time, it may be in the best interests of clients for the Firm to “bunch” orders when the proposed transaction is appropriate for more than one client.

From time to time, it may be in the best interests of Firm clients to distribute a large order of one security among various broker-dealers. This practice may result in different execution prices for the same security on the same trade date.

The Firm may price average for partial fills of the same security, executed on the same trade date with the same executing broker.

Personal Securities Transactions

Quantum and its employees are permitted to buy and sell securities for their personal investments. In some cases, employees may buy or sell securities that are also recommended to its clients. Investment Advisors and their advisory personnel are required to maintain records of securities transactions executed in their personal accounts and in the accounts of dependents

(i.e. spouses, children and others who are financially dependent on the advisor or advisory personnel). Quantum’s employee trading policy and procedures are designed to ensure that clients are not disadvantaged in any way by the personal securities transactions of Quantum employees. The purpose of this requirement is to provide regulators with information that could detect abusive and potentially abusive trading practices. All supervised persons, access persons, or administrative staff members of QUANTUM CAPITAL MANAGEMENT must submit to the Chief Compliance Officer on an annual and quarterly basis a report of all holdings with the following information included:

•	Title and exchange ticker symbol or CUSIP number and type of security;

•	Total amount purchased or sold;

•	Name of executing broker-dealer;

•	Date of transaction;

•	Whether it was a buy or sell;

•	Date of report

This information will be kept in the form of monthly statements received at QUANTUM CAPITAL MANAGEMENT from broker-dealers. QUANTUM CAPITAL MANAGEMENT will comply with the requirement by posting on the QUANTUM CAPITAL MANAGEMENT Transaction Blotter. All QUANTUM CAPITAL MANAGEMENT personnel are required to notify Firm in writing, of all personal securities accounts maintained at broker-dealers for themselves and their dependents. QUANTUM CAPITAL MANAGEMENT will maintain duplicate confirmations and statements of the broker-dealers in lieu of the holdings reports so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter. The following are exempt from the reporting requirement:

•	Commodities;

•	Futures;

•	Options traded on a commodities exchange, including currency futures;

•	Securities issued by the US government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, bank repurchase agreements;

•	Shares of open-end mutual funds

All QUANTUM CAPITAL MANAGEMENT investment personnel must have pre-clearance from Stephen Bradley or in his absence, Howard Aschwald or Mat Johnson before participating in all IPO and limited or private offerings transactions. Stephen A. Bradley will be responsible for reviewing and initialing the QUANTUM CAPITAL MANAGEMENT Transaction Blotters. Howard

B. Aschwald will be responsible for reviewing and initialing those of Stephen A. Bradley. Howard B. Aschwald or Stephen A. Bradley will be responsible for reviewing and initialing those of Mat Johnson. All supervised persons, access persons, or administrative staff members of QUANTUM CAPITAL MANAGEMENT must comply with these policies and procedures regarding personal securities transactions.

Personal Securities Holdings

The following is a list of all securities holdings in which I have an interest and all securities holdings in non-client accounts for which I make investment decisions. This includes securities held at broker-dealers, securities held at home, in safe deposit boxes or by issuers.

1.	Name of Employee:

2.	Name under which the account is maintained, if different from above:

3.	Relationship of (2) to (1):

4.	Broker-Dealer where account is maintained:

5.	Account Number:

6.	Broker-Dealer Telephone #:

Has/Have the broker-dealer(s) been notified to send duplicate confirmations and statements to QUANTUM CAPITAL MANAGEMENT?

Yes                no

Employee Signature	Signature of Quantum Capital Management Principle

Print Name Date	Print Name Date

Insider Trading

Investment advisors and their advisory personnel may not trade for themselves or on behalf of others based on material non-public information. They may also not communicate material non-public information to others. This conduct called “insider trading,” refers to the use of material non-public information to trade in securities or to communicate material non-public information to others in breach of a fiduciary duty.

The policy applies to each employee of QUANTUM CAPITAL MANAGEMENT as well as to any transactions in any securities participated in by family members, trusts or corporations controlled by such persons.

Trading on insider information becomes a basis for liability if the information is material. Material information generally is considered information for which there is likelihood that a reasonable investor would consider it important in making an investment decision, or the information is certain to have an effect on the price of a company’s securities. Information is likely to be material if it relates to significant changes in the following:

•	Increases or decreases in dividends;

•	Stock splits and stock dividends;

•	Financial forecasts or results (especially profits or losses);

•	Significant changes in operations;

•	Top management or control changes;

•	Significant contracts awarded or cancelled;

•	Proposed takeovers or mergers;

•	Financial liquidity problems

In order for issues concerning insider trading to arise, information must not only be material, it must be “non-public.” Non-public information is information that has not been made available generally to investors. Once the information has been distributed to the investing public, it is no longer subject to insider trading restrictions.

Before trading, QUANTUM CAPITAL MANAGEMENT personnel must ask themselves the following questions:

1.	Is the information that an investor would consider important in making an investment decision? Is the information that could affect the market price of the securities if disclosed?

2.	To whom has the information been provided? Has the information been communicated to the marketplace by being published in publications with general circulation?

QUANTUM CAPITAL MANAGEMENT personnel unsure of whether or not the information they have received is “material non-public” information should take the following steps:

1.	Report the matter immediately to Stephen A. Bradley or in his absence Howard B. Aschwald.

2.	Do not effect any transactions in the security on behalf of yourself or others.

3.	Do not communicate the information inside or outside of QUANTUM CAPITAL MANAGEMENT, other than to Stephen A. Bradley or in his absence to Howard B. Aschwald.

In order to detect and prevent trading based on insider information, QUANTUM CAPITAL MANAGEMENT personnel will be required to abide by the following procedures:

1.	All QUANTUM CAPITAL MANAGEMENT employees will be required to notify Stephen A. Bradley in writing, of all securities holdings maintained in personal accounts and in the accounts of dependents in the form of a completed Personal Securities Holdings Form.

2.	All QUANTUM CAPITAL MANAGEMENT employees will be required to request of their executing broker-dealers, duplicate confirmations and statements to be sent to QUANTUM CAPITAL MANAGEMENT.

3.	Because of inadvertent disclosure of material non-public information to others, QUANTUM CAPITAL MANAGEMENT employees should not discuss potential material non-public information except as specifically required in the performance of their duties.

Electronic Email

Using personal email for business communications is not permitted.

Quantum Capital Management employees must promptly report violations of the Firm’s Code of Ethics to the Chief Compliance Officer. All Quantum Capital Management employees must follow these procedures or face sanctions, including possible loss of employment with Quantum Capital Management.

Employee Signature	Signature of QUANTUM CAPITAL MANAGEMENT Principal

Print Name Date	Print Name Date